                                                                 EXHIBIT 12.1

                                DUANE READE INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                                                          Proforma
                                                                                                            13 Weeks      13 Weeks
                                                                     Year Ended                              Ended         Ended
                                          --------------------------------------------------------------  -------------------------
                                              27-Dec       26-Dec      25-Dec       30-Dec      29-Dec        30-Mar        30-Mar
                                              1997         1998        1999         2000        2001          2002          2002
                                          --------------------------------------------------------------  -------------------------
COMPUTATION OF EARNINGS
     Income before taxes                   $ (14.7)      $ 18.8      $ 30.2       $ 38.3      $ 43.5         $ 8.8          $ 10.6
     Net interest expense                     34.5         25.6        29.3         35.9        27.6           5.7             3.9
     Interest portion of operating
          lease expense                        8.5         12.5        18.3         22.6        27.3           7.6             7.6

                                          --------------------------------------------------------------  --------------------------
                Earnings                    $ 28.2       $ 56.9      $ 77.9       $ 96.9      $ 98.4        $ 22.1          $ 22.1
                                          --------------------------------------------------------------  --------------------------

COMPUTATION OF FIXED CHARGES
     Net interest expense                   $ 34.5       $ 25.6      $ 29.3       $ 35.9      $ 27.6         $ 5.7           $ 3.9
     Capitalized interest                        -          0.4         0.5          0.3         0.4           0.1             0.1
     Interest portion of operating
          lease expense                        8.5         12.5        18.3         22.6        27.3           7.6             7.6

                                          --------------------------------------------------------------  --------------------------
                 Fixed Charges              $ 42.9       $ 38.4      $ 48.2       $ 58.9      $ 55.4        $ 13.4          $ 11.6
                                          --------------------------------------------------------------  --------------------------

RATIO OF EARNINGS TO FIXED CHARGES             0.66         1.48        1.62         1.64        1.78          1.65            1.91
                                          ==============================================================  ==========================
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Proforma calculation assumes issuance of notes and related debt reductions occurred as of December 30, 2001.